Exhibit (a)(4)











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November 16, 2005                               To obtain a copy of our Offer or
                                                the Letter of Transmittal, visit
                                                our   website   at  www.mpfi.com
                                                (click on MPF Tenders)






TO:          UNIT HOLDERS OF U.S. REALTY PARTNERS LIMITED PARTNERSHIP

SUBJECT:     AMENDED AND EXTENDED OFFER TO PURCHASE UNITS AT $4.50 PER UNIT

Dear Unit Holder:

We are amending the Offer to Purchase and related Letters of Transmittal sent to you October 17, 2005 (the "Offer") made by the Purchasers (as defined in the Offer), who are offering to purchase up to 275,000 Units of limited partnership interest (the "Units") in U.S. REALTY PARTNERS LIMITED PARTNERSHIP (the "Partnership").

      The Purchasers are extending the Expiration Date to December 6, 2005

As of the date hereof, a total of 10,380 Units of the Partnership have been tendered by securities holders and not withdrawn. No other Units have been tendered to date. After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on yellow paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119

If you have any questions or need assistance, please call the Depository at 800-854-8357. If you need a copy of our Offer or the Letter of Transmittal, the most current version can be obtained from the SEC's EDGAR database at www.sec.gov or our website at www.mpfi.com (click on MPF Tenders). If you have already submitted a Letter of Transmittal, and you still wish to sell your Units, there is no need to do anything as your Units are already accounted for by the Purchasers. You have the option to avoid proration and sell ALL or None of your Units by checking the "All or None" option on the letter of transmittal.

This Offer expires (unless extended) December 6, 2005.